EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of our reports dated March 7, 2019 related to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in PDF Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BPM LLP

San Jose, California

August 6, 2019